Exhibit 4.1

Execution Version

THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS WARRANT HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT. THE SECURITIES REPRESENTED BY THIS WARRANT ARE SUBJECT TO THE TERMS AND CONDITIONS OF, AND MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH, THE TERMS OF THIS WARRANT.

LIGHTING SCIENCE GROUP CORPORATION

WARRANT TO PURCHASE COMMON STOCK

Warrant No.: MC1	Number of Shares: 5,000,000
Issuance Date: February 19, 2014

THIS CERTIFIES THAT, for value received, Medley Capital Corporation or its Affiliates and successors (the “Holder”) is entitled to purchase from Lighting Science Group Corporation, a Delaware corporation (the “Company”), at any time and from time to time during the applicable Warrant Exercise Period (defined below) at the Exercise Price (defined below) up to five million (5,000,000) fully paid nonassessable shares of Common Stock (defined below) (as may be adjusted from time in accordance with the terms of this Warrant, the “Warrant Shares”), all subject to adjustment and upon the terms and conditions provided herein. This Warrant is being issued to the Holder in connection with the Term Loan and Security Agreement (the “Agreement”), dated as of the date hereof, by and between Medley Capital Corporation, the Company and the guarantors and lenders parties thereto.

Section 1. Definitions.

The following terms as used in this Warrant have the following meanings:

“Acquiring Entity” has the meaning attributed to it in Section 8(a).

“Adjustment Price” means, as of the applicable date of determination, the lower of (i) the Exercise Price then in effect or (ii) the then current Fair Market Value per share of Common Stock.

“Affiliate” of, or a Person “Affiliated” with, a specified Person, is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

“Agreement” has the meaning attributed to it in the preamble of this Warrant.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or obligated to close.

“Capital Stock” means any of the Company’s shares of Common Stock or preferred stock or any other Derivative Security of the Company.

“Cheap Stock Issued” has the meaning attributed to it in Section 7(b).

“Charter Amendment Effective Date” means the effective date of filing with the Secretary of State of the State of Delaware of the contemplated amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company to such number as shall be sufficient to permit the reservation in full of shares of Common Stock underlying all of the Company’s then outstanding Derivative Securities.

“Change of Control” means (i) the sale, conveyance or disposition, including but not limited to any spin-off or in-kind distribution, by the Company or by one or more of its subsidiaries, of all or substantially all of the assets of the Company (on a consolidated basis) to any Person or group (other than the Company or its wholly-owned subsidiaries and other than pursuant to a joint venture arrangement in which the Company, directly or indirectly, receives at least fifty percent (50%) of the equity and voting interests); (ii) the effectuation of a transaction or series of related transactions in which more than fifty percent (50)% of the voting power of the Company is disposed of (other than (A) as a direct result of normal, uncoordinated trading activities in the Common Stock generally or (B) solely as a result of the disposition by a stockholder of the Company to an Affiliate of such stockholder); (iii) any merger, consolidation, stock or asset purchase, recapitalization or other business combination transaction (or series of related transactions) as a result of which the shares of capital stock entitled to vote generally in the election of directors immediately prior to such transaction (or series of related transactions) are converted into and/or continue to represent, in the aggregate, less than fifty percent (50%) of the total voting power of all shares of capital stock that are entitled to vote generally in the election of directors of the entity surviving or resulting from such transaction (or the ultimate parent thereof); (iv) a transaction or series of transactions in which any Person, entity or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires more than fifty percent (50)% of the voting equity of the Company (other than the acquisition by a Person, entity or “group” that is an Affiliate of or Affiliated with a Person, entity or “group” that immediately prior to such acquisition, beneficially owned fifty percent (50)% or more of the voting equity of the Company); (v) the replacement of a majority of the Company’s Board of Directors with individuals who were not nominated or elected by at least a majority of the directors at the time of such replacement (other than as a result of: (x) a Control Event (as such term is defined in the Amended and Restated Certificate of Designation of Series H Convertible Preferred Stock of the Company) or (y) the election, designation or appointment a majority of the Company’s Board of Directors by Pegasus pursuant to its rights as a preferred stockholder of the Company); or (vi) a transaction or series of transactions that constitutes or results in a “going private transaction” (as defined in Section 13(e) of the Exchange Act and the regulations of the Securities and Exchange Commission issued thereunder).

“Common Stock” means (i) the Company’s common stock, $0.001 par value per share, and (ii) any capital stock into which the Common Stock is changed or any capital stock resulting from a reclassification of the Common Stock.

“Delivery Date” has the meaning attributed to it in Section 2(b).

“Derivative Security” means any right, option, warrant, convertible preferred stock or other security, right or instrument convertible into or exercisable or exchangeable for Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Date” has the meaning attributed to it in Section 2(b).

“Exercise Documents” has the meaning attributed to it in Section 2(b).

“Exercise Notice” has the meaning attributed to it in Section 2(b).

“Exercise Price” is equal to $0.95, subject to adjustment as set forth in this Warrant.

“Fair Market Value” has the meaning attributed to it in Section 7(b).

“Issuance Date” means February 19, 2014.

“Ownership Ratio” has the meaning attributed to it in Section 7(b).

“Payment” has the meaning attributed to it in Section 2(b).

“Pegasus” means Pegasus Capital Advisors, L.P. and its Affiliates.

“Person” means a natural person or entity, or a government or any division, department or agency thereof.

“Registration Rights Agreement” has the meaning attributed to it in Section 9.

“Securities Act” means the Securities Act of 1933, as amended.

“Trading Market” has the meaning attributed to it in Section 7(b).

“VWAP” has the meaning attributed to it in Section 7(b).

“Warrant” means this Warrant and all Warrants issued in exchange, transfer or replacement thereof.

“Warrant Exercise Period” means the period beginning at 12:01 a.m. Eastern Time on the Charter Amendment Effective Date and ending at 11:59 p.m. Eastern Time on the tenth (10th) anniversary thereof.

“Warrant Shares” has the meaning attributed to it in the preamble of this Warrant.

Section 2. Exercise of Warrant.

(a) This Warrant may be exercised for Warrant Shares, in whole or in part, by the Holder at any time, and from time to time, during the Warrant Exercise Period. Any exercise of this Warrant shall be effected by:

(i) delivery of a written notice, in the form attached as Exhibit A (the “Exercise Notice”), of Holder’s election to exercise this Warrant specifying the number of Warrant Shares to be purchased;

(ii) payment to the Company of an amount equal to the Exercise Price multiplied by the number of Warrant Shares being purchased, in cash or by wire transfer of immediately available funds (the foregoing methods of payment, including any combination of such methods, referred to herein as the “Payment”); and

(iii) the surrender at the principal office of the Company or to a nationally recognized courier for overnight delivery to the Company, simultaneously with or as soon as practicable following the delivery of the Exercise Notice and the Payment, of this Warrant (or a customary indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction).

(b) In lieu of or in addition to exercising this Warrant and making the Payment in cash or by wire transfer pursuant to Section 2(a)(ii), the Holder may elect to make the Payment by means of receiving shares of Common Stock equal to the value of this Warrant (or portion thereof being exercised) by delivery and surrender of the Warrant together with the Exercise Notice in accordance with the terms hereof, duly completed to indicate a net issuance exercise and executed by the Holder, in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

S = WS * ((FMV – E) / FMV)

where:

S	equals the number of shares of Common Stock to be issued as Warrant Shares to the Holder;

WS	means, as of any date, the number of Warrant Shares purchasable (or portion thereof) under this Warrant that are being exercised at the applicable date of determination;

FMV	means, as of any date, the Fair Market Value per share of Common Stock on the Trading Day immediately preceding the Exercise Date; and

E	the Exercise Price.

(c) The Company shall, not later than the fifth Business Day (the “Delivery Date”) following receipt of an Exercise Notice, the Payment and this Warrant or such indemnification (collectively, the “Exercise Documents”), arrange for its transfer agent, on or before the Delivery Date, to issue and surrender to a nationally recognized courier for overnight delivery to the address specified in the Exercise Notice, a certificate, registered in the name of the Holder or its permitted designee, for the number of shares of Common Stock to which the Holder is entitled. Upon delivery of the Exercise Notice and the Payment (the “Exercise Date”), the Holder shall be deemed for all corporate purposes to have become the holder of record of the vested Warrant Shares with respect to which this Warrant has been exercised on the Delivery Date, irrespective of the date of delivery of the certificates evidencing such vested Warrant Shares.

(d) Unless the rights represented by this Warrant have expired or been fully exercised, the Company shall, as soon as practicable and in no event later than five Business Days after receipt of the Exercise Documents and at its own expense, issue a new Warrant identical in all respects to this Warrant, except it shall represent rights to purchase the number of Warrant Shares purchasable immediately prior to exercise, less the number purchased.

Section 3. Representations, Warranties, Covenants and Agreements. The Company hereby represents, warrants, covenants and agrees, as applicable, as follows:

(a) Schedule 3 attached hereto sets forth a true, complete and correct listing, as of the date hereof, of the capitalization of the Company, including all of the Company’s outstanding: (i) shares of Common Stock; (ii) shares of preferred stock, par value $0.001 per share (“Preferred Stock”), and (iii) Derivative Securities, including the number of shares of Common Stock or Preferred Stock into which such Derivative Securities are convertible and the applicable current exercise price of such Derivative Securities.

(b) This Warrant is, and any Warrants issued in substitution for or in replacement of this Warrant upon issuance will be, duly authorized, executed and delivered.

(c) All Warrant Shares issuable upon exercise of this Warrant will be duly authorized, and upon issuance will be validly issued, fully paid and nonassessable, issued without violation of any preemptive or similar rights of any stockholder of the Company and free from all liens (which term does not include any restrictions imposed by applicable securities laws) and charges with respect to the issue thereof.

(d) During the Warrant Exercise Period, the Company will at all times have authorized and reserved for issuance and delivery upon exercise of the Warrant at least the number of shares of Common Stock needed to provide for the exercise in full of the rights then represented by this Warrant.

(e) The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issuance or delivery of Warrant Shares upon exercise of the Warrants.

(f) The Company will ensure that the Warrant Shares may be issued without violation of any law or regulation applicable to the Company or of any requirement of any securities exchange applicable to the Company on which the shares of Common Stock are listed or traded.

Section 4. Warrant Holder Not Deemed a Stockholder. Nothing contained in this Warrant shall be construed to (a) grant the Holder any rights to vote or receive dividends or be deemed the holder of shares of the Company for any purpose, (b) confer upon the Holder any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), or receive notice of meetings, receive dividends or subscription rights, or otherwise, or (c) impose any liabilities on the Holder to purchase any securities or as a stockholder of the Company, whether asserted by the Company or creditors of the Company, prior to the issuance of Warrant Shares pursuant to this Warrant.

Section 5. Representations of Holder.

(a) The Holder, by the acceptance hereof, represents that it is acquiring this Warrant and the Warrant Shares for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant or the Warrant Shares, except pursuant to sales registered or exempted under the Securities Act. Upon exercise of this Warrant, the Holder shall, if requested by the Company, confirm in writing, in a form satisfactory to the Company, that the Warrant Shares are being acquired solely for the Holder’s own account and not as a nominee for any other party, for investment, and not with a view toward distribution or resale. If Holder cannot make such representations because they would be factually incorrect, it shall be a condition to Holder’s exercise of this Warrant that the Company receive such other representations as the Company considers reasonably necessary to assure the Company that the issuance of its securities upon exercise of this Warrant shall not violate any federal or state securities laws. The Company shall not be penalized or disadvantaged by the Holder’s inability to exercise this Warrant due to its inability to make the required representations in connection with the exercise of this Warrant.

(b) The Holder is an “accredited investor” as that term is defined under the Securities Act and Regulation D promulgated thereunder, as amended by Section 413 of the Private Fund Investment Advisers Registration Act of 2010 and any applicable rules or regulations or interpretations thereof promulgated by the SEC or its staff.

(c) The Holder is knowledgeable in financial matters and is able to evaluate the risks and benefits of an investment in the Warrant and the Warrant Shares and understands and acknowledges that such investment is a speculative venture, involves a high degree of risk and is subject to complete risk of loss. The Holder is able to bear the economic risk of its investment in the Warrant and Warrant Shares for an indefinite period of time because neither the Warrant and nor the Warrant Shares have been registered under the Securities Act nor under the securities Laws of any state, nor under the Laws of any other country and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available. The Holder became aware of the offering of the Warrant other than by means of general advertising or general solicitation.

Section 6. Ownership and Transfer.

(a) The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the holder hereof), a register for this Warrant, in which the Company shall record the name and address of the Person in whose name this Warrant has been issued, as well as the name and address of each transferee who has acquired this Warrant in accordance with applicable law and the terms of this Warrant. The Company may treat the Person in whose name this Warrant is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any transfers made in accordance with the terms of this Warrant.

(b) This Warrant may not be transferred or assigned except to an Affiliate or a successor of the Holder or in connection with a transfer by the Holder of any indebtedness it owns under the Agreement in which case this Warrant may only be transferred or assigned to the transferee(s) of such indebtedness. Subject to the terms of this Section 6, upon surrender of this Warrant to the Company at its principal office or at the office of its transfer agent, if any, with the Assignment Form annexed hereto as Exhibit B duly executed and funds sufficient to pay any transfer tax, the Company shall promptly, without charge, execute and deliver a new Warrant in the name of the transferee evidencing the portion of the Warrant certificate so transferred and a new Warrant certificate evidencing the remaining portion of the Warrant certificate not so transferred, if any, shall be issued to the transferring Holder. The delivery of the new Warrant certificate by the Company to the transferee thereof shall be deemed to constitute acceptance by such transferee of all of the rights and obligations of a holder of a Warrant certificate. Subject to the terms of this Section 6, this Warrant may be divided or combined with other warrants which carry the same rights upon presentation hereof at the principal office of the Company together with a written notice specifying the names and denominations in which new Warrants are to be issued and signed by the Warrant Holder hereof.

(c) Warrant Shares may only be offered, sold, transferred or assigned in compliance with applicable federal and state law.

Section 7. Adjustment of Exercise Price and Number of Shares; Dividends.

(a) Stock Splits. If the Company subdivides (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to the subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased. If the Company combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to the combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) Issuance of Common Stock Below Adjustment Price. Subject to the provisions of Section 7(c) hereof, if the Company shall issue or sell shares of Common Stock, or Derivative Securities containing the right to subscribe for or purchase shares of Common Stock, at a price per share (determined, in the case of such Derivative Securities, by dividing (i) the total amount receivable by the Company in consideration of the issuance and sale of such Derivative Securities, plus the total consideration, if any, payable to the Company upon exercise, conversion or exchange thereof, by (ii) the total number of shares of Common Stock covered by such Derivative Securities) that is lower than the Adjustment Price in effect immediately prior to such sale or issuance, then (A) the number of Warrant Shares thereafter issuable upon the exercise of this Warrant shall be increased by adding the number of Warrant Shares theretofore issuable upon exercise of this Warrant to the product of (x) the Cheap Stock Issued (defined below), multiplied by (y) the Ownership Ratio (defined below); and (B) the Exercise Price shall be reduced by multiplying the then current Exercise Price by a fraction of which, the numerator shall be the number of Warrant Shares issuable immediately prior to such sale or issuance and the denominator of which shall be the number of Warrant Shares issuable after adjustment pursuant to clause (A), above. Such adjustment shall be made successively whenever any such sale or issuance is made.

“Cheap Stock Issued” shall be the number of additional shares of Common Stock issued by the Company as described above minus the number of shares of Common Stock that the aggregate offering price of the total number of shares of Common Stock so issued would purchase at the Adjustment Price per share of Common Stock.

“Fair Market Value” shall be equal to the average VWAP of the Common Stock for the thirty days preceding the issuance of such shares of Common Stock, or Derivative Securities.

“Ownership Ratio” shall be a fraction, the numerator of which shall be the number of Warrant Shares prior to such time issuable upon exercise of this Warrant, and the denominator of which shall be the number of shares of Common Stock and Common Stock underlying any Derivative Securities then outstanding on the date of issuance or sale that is subject to this Section 7(b). For purposes of such adjustments, the shares of Common Stock which the holder of any Derivative Securities that are issued and subject to this Section 7(b) (assuming the exercise or conversion of any such Derivative Securities for cash (not on a “cashless” basis)) shall be deemed to be issued and outstanding as of the date of the sale and issuance of such Derivative Securities.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE Amex Equities, The Nasdaq Capital Market, The Nasdaq Global Market, The Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time); (b) if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC

Bulletin Board; (c) if the Common Stock is not then quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

(c) Dividends.

(i) If the Company declares a dividend or any other distribution upon the Common Stock that is payable in shares of Common Stock or Derivative Securities, the number of Warrant Shares will be proportionately increased and the Exercise Price in effect immediately prior to the declaration of the dividend or distribution will be reduced to the quotient obtained by dividing (i) the number of shares of Common Stock outstanding immediately prior to the declaration multiplied by the then effective Exercise Price by (ii) the total number of shares of Common Stock outstanding immediately after the declaration.

(ii) If the Company shall declare, issue or distribute to any holder or holders of Common Stock a cash dividend or other payment in respect of the Common Stock (any such event being herein called a “Special Distribution”), then at least ten (10) days prior to any record date to determine the holders of Common Stock entitled to receive such Special Distribution, the Company shall provide the Holder with written notice thereof, which notice shall provide a description of the terms of the Special Distribution and the date it is expected that holders of Common Stock of record shall be entitled to receive such Special Distribution, if any such date has been fixed.

(d) Sections 7(b) and 7(c)(i) shall not apply to: Common Stock or Derivative Securities issued or issuable (i) for compensatory purposes to employees, officers, directors, consultants or other service providers of the Company pursuant to a plan or agreement approved by the board of directors, including the Lighting Science Group Corporation Amended and Restated Equity-Based Compensation Plan, (ii) to settle the Company’s directors’ fees, (iii) pursuant to the exercise or conversion or exchange of Derivative Securities, restricted stock, or other derivative instruments of the Company, (iv) as a dividend on preferred stock of the Company, (v) pursuant to an acquisition of shares or assets of a target company at a value not less than the fair market value as determined by the Company’s Board of Directors acting in good faith, (vi) in connection with a strategic commercial agreement or commercial or other strategic business relationship as determined by the Company’s Board of Directors acting in good faith; provided, that any issuance of Common Stock or Derivative Securities described in clauses (v) and (vi) above shall have a primary purpose other than to raise capital, (vii) in accordance with the issuance of up to 30,000 shares of the Company’s Series J Convertible Preferred Stock and warrants to purchase an aggregate of 79,500,000 shares of Common Stock at an exercise price of $0.001 per share (the “Series J Securities”) at a purchase price of $1,000 per Series J Security, (viii) pursuant to the Rights Offering (as such term is defined in the Series J Subscriptions Agreements, dated as of January 3, 2013, by and between the Company and each of LSGC Holdings II LLC, PCA LSG Holdings, LLC, RW LSG Holdings LLC, Cleantech Europe II (A) LP and Cleantech Europe II (B) LP (collectively, the “Subscription Agreements”) issuance of up to of 6,000 Series J Securities or (ix) pursuant to the exercise of any preemptive rights to purchase up to 7,781 Series J Securities arising from the issuance of securities contemplated by the Subscription Agreements or by that certain Preferred Stock Subscription Agreement, dated as of September 11, 2013, by and between the Company, LSGC Holdings II LLC, PCA LSG Holdings, LLC and RW LSG Holdings LLC.

(e) Upon the occurrence of each adjustment or readjustment of the number of Warrant Shares pursuant to this Section 7, the Company at its expense shall as promptly as reasonably practicable compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate, signed by an executive officer of the Company, setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall file a copy of such certificate with its corporate records. The Company shall, upon the reasonable written request of any Holder, furnish to such Holder a similar certificate setting forth (i) the calculation of such adjustments and readjustments in reasonable detail and (ii) the number of shares of Common Stock and the amount, if any, of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) which then would be received upon the exercise of this Warrant.

Section 8. Purchase Rights; Reorganization, Reclassification, Consolidation, Merger or Sale. Upon the consummation of any (i) sale of all or substantially all of the Company’s assets to an acquiring Person or (ii) other Change of Control, the Company will secure from the Person purchasing the assets or the successor resulting from the Change of Control (in each case, the “Acquiring Entity”) a written agreement to deliver to the Holder, in exchange for this Warrant, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to this Warrant and reasonably satisfactory to the Holder. Prior to the consummation of any other Change of Control, the Company shall make appropriate provision to insure that the Holder will thereafter have the right to acquire and receive, in lieu of the shares of Common Stock immediately theretofore acquirable and receivable upon the exercise of this Warrant, such shares of stock, securities or assets that would have been issued or payable in the Change of Control with respect to or in exchange for the number of Warrant Shares that would have been acquirable as of the date of the Change of Control.

Section 9. Registration Rights Agreement. The Company and the Holder are parties to that certain Registration Rights Agreement, dated as of the Issuance Date (the “Registration Rights Agreement”), and the Company hereby acknowledges and affirms that the Holder shall have all rights set forth in the Registration Rights Agreement.

Section 10. Lost, Stolen, Mutilated or Destroyed Warrant. If this Warrant is lost, stolen, mutilated or destroyed, the Company shall promptly, on receipt of an indemnification undertaking reasonably satisfactory to the Company (or, in the case of a mutilated Warrant, the Warrant), issue a new Warrant of like denomination and tenor as this Warrant so lost, stolen, mutilated or destroyed.

Section 11. Notice. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Warrant must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by fax or email transmittal (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses, fax numbers and email addresses for communications shall be:

If to the Company:

Lighting Science Group Corporation

Attention: Thomas C. Shields, Chief Financial Officer

1227 South Patrick Drive

Building 2A

Satellite Beach, FL 32937

Tel: (321) 779-5520

Fax: (321) 779-5521

tom.shields@lsgc.com

With a copy to:

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, TX 75219

Tel: (214) 651-5645

Fax: (214) 200-0534

Attention: Ryan R. Cox, Esq.

ryan.cox@haynesboone.com

If to the Holder:

Medley Capital Corporation

Attention: Brian Dohmen and Gregory Richards

375 Park Avenue, Suite 3304

New York, New York 10152

Fax: (212) 759-0091

With a copy to:

Proskauer Rose LLP

One International Place

Boston, MA 02110-2600

Tel: (617) 526-9600

Fax: (617) 526-9899

Attention: Steven M. Ellis

Email: SEllis@proskauer.com

Each party shall provide five days’ prior written notice to the other party of any change in address or fax number or email address. Written confirmation of receipt (A) given by the recipient of any notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s fax machine or computer containing the time, date, recipient fax number or email address and an image of the first page of the fax transmission or the content of the email, or (C) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of receipt.

Section 12. Amendment and Waiver. This Warrant may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Holder. No provision hereunder may be waived other than in a written instrument executed by the waiving party. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 13. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Warrant shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.

(b) Each of the Parties (i) consent to submit itself to the exclusive personal jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware) with respect to any suit (whether at law, in equity, in contract, in tort or otherwise) relating to or arising out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to defeat or deny such personal jurisdiction or venue by motion or otherwise, (iii) agrees that it will not bring any such suit in any court other than such courts of the State of Delaware, as described above (iv) irrevocably agrees that any such suit (whether at law, in equity, in contract, in tort or otherwise) shall be heard and determined exclusively in such courts of the State of Delaware, as described above, (v) agrees to service of process in any such action in any manner prescribed by the Laws of the State of Delaware and (vi) agrees that any service of process upon such Party shall be effective if notice is given in accordance with Section 11.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS WARRANT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS WARRANT OR THE TRANSACTIONS CONTEMPLATED BY THIS WARRANT.

Section 14. Restrictive Legends. At all times this Warrant, and until such time as a registration statement has been declared effective by the U.S. Securities and Exchange Commission or the Warrant Shares may be sold pursuant to Rule 144 under the Securities Act without any restriction as to the number of securities that can then be immediately sold, certificates for any Warrant Shares will, in addition to any legend required under applicable securities law, bear a restrictive legend substantially in the form set forth on the first page of this Warrant.

Section 15. [Reserved]

Section 16. Binding Effect. This Warrant shall be binding upon any successors or assigns of the Company.

Section 17. Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

Section 18. Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

Section 19. Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

Section 20. No Avoidance. The Company shall not, by amendment of its Certificate of Incorporation, By-Laws or other organizational documents, or through any reorganization, transfer of assets, consolidation, merger, dissolution, sale of securities or other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in the carrying out of all provisions of this Warrant.

Section 21. Entire Agreement. This Warrant and the Registration Rights Agreement (including all Exhibits and Schedules referred to herein or therein or delivered hereunder or thereunder) constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and thereof and supersede all prior express or implied agreements and understandings, whether written or oral, among the Parties.

Section 22. No Effect Upon Credit Relationships. Notwithstanding anything herein to the contrary, nothing contained in this Warrant shall affect, limit or impair the rights and remedies of the Holder or any of its Affiliates in its or their capacity as a lender to the Company or any of its Subsidiaries pursuant to any agreement, instrument or document under which the Company or any of its Subsidiaries has borrowed or may borrow money or has incurred indebtedness (in such capacity, a “Lender”). Without limiting the generality of the foregoing, any Lender, while exercising its right as a Lender will have no duty to consider (a) its status as a direct or indirect stockholder of the Company, (b) the interests of the Company or (c) any duty it may have to any other direct or indirect stockholders of the Company, except as may be required under the applicable loan documents or by commercial law applicable to creditors generally.

Section 23. Counterparts. This Warrant and any amendments hereto may be executed and delivered with counterpart signature pages or in one or more counterparts, each of which shall be deemed to be an original by the Party executing such counterpart, but all of which shall be considered one and the same instrument. The execution and delivery of the signature page, including the electronic delivery of the actual signature, by any Party will constitute the execution and delivery of this Agreement by such Party.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be signed as of February 19, 2014.

LIGHTING SCIENCE GROUP CORPORATION

By:	/s/ Thomas C. Shields
Name: Thomas C. Shields
Chief Financial Officer: